Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

FG Nexus Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

1	Equity	Common Stock, par value $0.001 per share	Rule 457(a)	10,000,000 shares	$6.79	$67,900,000	$153.10 per $1,000,000	$10,395.49

	Total Offering Amounts					$67,900,000		$10,395.49

	Total Fee Offsets							$–

	Net Fee Due							$10,395.49

1.	Represents 10,000,000 shares of the registrant’s common stock, par value $0.001 per share, reserved for issuance under the Fundamental Global Inc. 2021 Equity Incentive Plan, as amended (the “2021 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the 2021 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the registrant’s common stock on The Nasdaq Stock Market on September 16, 2025 ($6.79 per share).

All previously registered shares under prior registration statements on Form S-8 with respect to the 2021 Plan were deregistered pursuant to post-effective amendments filed with the Securities and Exchange Commission. Accordingly, this Registration Statement registers the full amount of shares authorized under the amended 2021 Plan.